Exhibit (a)(6)(A)


LERACH COUGHLIN STOIA GELLER
  RUDMAN & ROBBINS LLP
DARREN J. ROBBINS (168593)
RANDALL J. BARON (150796)
A. RICK ATWOOD, JR. (156529)
655 West Broadway, Suite 1900
San Diego, CA  92101
Telephone:  619/231-1058
619/231-7423 (fax)

SOLTAN & ASSOCIATES
VENUS SOLTAN (99144)
4220 Von Karman Avenue, 2nd Floor
Newport Beach, CA  92660
Telephone:  949/729-3100
9491729-1527 (fax)

Attorneys for Plaintiffs

[Additional counsel appear on signature page.]

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                                COUNTY OF ORANGE

DOLPHIN LIMITED PARTNERSHIP I, L.P. ) VIA FAX
and CITY OF PONTIAC GENERAL         )
EMPLOYEES' RETIREMENT SYSTEM, On    ) Case No. 06 CC00082
Behalf of Themselves and All        )
Others Similarly                    ) CLASS ACTION
Situated,                           )
                                    )
                   Plaintiffs,      ) COMPLAINT BASED UPON SELF-
                                    ) DEALING AND BREACH OF FIDUCIARY DUTY
      vs.                           )
                                    )
SYBRON DENTAL SPECIALTIES, INC.,    )
DANAHER CORPORATION,                )
SMILE ACQUISITION CORP.,            )
FLOYD W. PICKRELL, JR.,             )
KENNETH F. YONTZ,                   )
DENNIS B. BROWN,                    )
R JEFFREY HARRIS,                   )
DONALD N. ECKER,                    )
ROBERT W. KLEMME                    )
JAMES R. PARKS,                     )
WILLIAM A. DONAN and                )
DOES 1-50, Inclusive,               )
                                    )
                   Defendants.      )
------------------------------------

     Plaintiffs, by their attorneys, alleges as follows:

           SUMMARY OF THE ACTION

     1.  This  is  a stockholder class action brought by plaintiffs on behalf of the public  shareholders  of Sybron Dental  Specialties,  Inc.  ("Sybron" or the

"Company"). The action arises out of efforts by certain of Sybron's officers and directors (the "Individual  Defendants"),  aided and abetted by Sybron,  Danaher

Corporation and one of Danaher  Corporation's  subsidiaries  (collectively  with

Danaher Corporation, "Danaher"), to complete the sale of Sybron to Danaher via a tender offer (the "Proposed  Acquisition").  This action seeks equitable  relief only.

     2.  In pursuing the unlawful plan  to  sell Sybron, each  of the defendants

violated   applicable  law  by  directly   breaching  and/or  aiding  the  other

defendants'   breaches  of  their  fiduciary   duties  of  loyalty,   due  care,

independence,  good  faith,  fair  dealing and candor by,  among  other  things,

failing to maximize  shareholder  value,  impermissibly  locking up the Proposed

Acquisition through illegal defensive measures, and failing to disclose material information to shareholders in connection with the Proposed Acquisition.

     3.  Specifically,  rather  than  obtaining  the  highest  value  reasonably available to shareholders,  the Individual  Defendants chose to sell the Company to Danaher, which made the lowest of three offers for the Company.

     4.  Furthermore, to lock  up the Proposed Acquisition, defendants agreed to modify the Company's existing shareholder rights plan, or "poison pill," so that only a tender  offer by Danaher  would be excluded  from  triggering  the poison pill.  This effectively  forecloses the  spurned higher bidders - or anyone else who might be  interested  in paying  more than  Danaher  for the  Company - from taking their bids  directly to the  Company's  owners - its  shareholders  - and allowing those  shareholders to decide for themselves  whether they would prefer the higher offers to the lower Proposed Acquisition.

     5.  Finally, in a  further effort to ensure that shareholders take the only offer that defendants have allowed to be presented to them,  rather than holding out for higher  offers,  defendants  have  withheld  material  information  from shareholders in their Form 14D-9  Recommendation  Statement ("14D-9") regarding,

among other  things,  the true value of the  Company,  including  the  financial analyses  performed by Credit Suisse  Securities (USA) LLC ("Credit  Suisse") at

the behest of defendants.

     6.  In  light of  the foregoing,  the Individual  Defendants must, as their fiduciary obligations require:

           (a)  withdraw their  consent to the  sale of  Sybron to  Danaher, and allow the shares to trade freely,  and offers to be made freely to the Company's owners - the shareholders - without impediments;

           (b)  act independently  so  that  the interests  of  Sybron's  public stockholders will be protected,  including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special

Committee;

           (c)  adequately ensure that no conflicts of  interest  exist  between the  Individual  Defendants'  own  interests and their  fiduciary  obligation to maximize  stockholder  value or, if such  conflicts  exist,  to ensure  that all conflicts be resolved in the best interests of Sybron's public stockholders;


           (d)  redeem or rescind the poison pill; and

           (e)  disclose all material information to shareholders, including the basic valuation exercises that Credit Suisse undertook, the key assumptions that it used in performing them, and the range of values that were thereby generated.

                             JURISDICTION AND VENUE

     7.  This Court  has  jurisdiction  over  defendants  because  they  conduct business  in  California  and/or  are  citizens  of  California.  Several of the defendants,  including defendants Pickrell,  Ecker, Parks and Klemme,  reside in and are citizens of California This action is not removable.

                          [page 3 not filed with court]

     15. Defendant Brown is, and at all times relevant hereto was, a director of the  Company.  Brown  also  has in the past  served,  together  with  defendants

Pickrell,  Yontz and Harris,  as an executive  officer of Sybron's former parent company.

     16. Harris is,  and at  all times  relevant  hereto was, a director of  the

Company. Harris also has in the past served, together with  defendants Pickrell,

Brown and Yontz, as an executive officer of Sybron's former parent company.

     17. Defendant Donald N. Ecker  ("Ecker") is,  and  at  all  times  relevant hereto was, a director of the Company.

     18. Defendant Robert W. Klemme  ("Klemme") is,  and  at  all times relevant hereto was, a director of the Company.

     19. Defendant James R. Parks ("Parks") is, and at all times relevant hereto was, a director of the Company.

     20. Defendant William A. Donan ("Donan") is,  and  at  all  times  relevant hereto was, a director of the Company.

     21.  The  defendants   named  above  in  paragraphs   l3-20  are  sometimes

collectively referred to herein as the "Individual Defendants."

     22.  The  true  names  and  capacities  of  defendants  sued  herein  under

California Code of Civil Procedure  Section 474 as Does 1 through 50, inclusive,

are presently  not known to  plaintiffs,  who therefore sue these  defendants by such fictitious names.  Plaintiffs will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained.  Each of the fictitiously  named  defendants  is  responsible  in some  manner for the conduct alleged herein and for the injuries suffered by the Class.

                          DEFENDANTS' FIDUCIARY DUTIES

     23. Under Delaware law, in any situation  where the directors of a public1y traded  corporation  undertake a transaction that will result in (i) a change in corporate control, or (ii) a break up of the corporation's assets, the directors and officers  have an  affirmative  fiduciary  obligation  to obtain the highest value  reasonably  available  for the  corporation's  shareholders,  and if such transaction will result in a change of corporate  control,  the shareholders are entitled  to receive a  significant  premium.  To  diligently  comply with these duties, the directors and officers may not take any action that:

           (a) adversely affects the value provided to the corporation's shareholders;

           (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

           (c) contractually prohibits them from complying with their  fiduciary duties;

           (d) will otherwise adversely affect their duty  to search  and secure

the  best  value   reasonably   available  under  the   circumstances   for  the

corporation's shareholders; and/or

           (e) will provide the directors  with  preferential  treatment  at the expense of, or separate from, the public shareholders.

     24. In negotiating and agreeing to the Proposed Acquisition, the Individual

Defendants,  aided  and  abetted  by  the  remaining  defendants,  breached  the foregoing duties as alleged herein.

     25. In accordance  with their duties of loyalty,  care and good  faith, the

Individual Defendants,  as directors and/or officers of Sybron, are obligated to refrain from:

           (a) participating in any transaction in which their loyalties are divided;

           (b) participating in  any transaction  in  which  they receive or are entitled  to receive a personal  financial  benefit  not  equally  shared by the public shareholders of the corporation; and/or

           (c) unjustly enriching themselves at the  expense or to the detriment of the public shareholders.

     26. Plaintiffs  allege herein that the  Individual  Defendants,  aided  and abetted by  the  remaining  defendants, violated  the  fiduciary  duties owed to plaintiffs and the other public  shareholders  of Sybron in connection  with the sale of Sybron,  including their duties of loyalty, good faith and
independence,   insofar  as  they  engaged  in  self-dealing  and  obtained  for themselves  personal benefits,  including personal financial benefits not shared equally by plaintiffs or the Class.

     27. The Individual Defendants also owe the Company's stockholders fiduciary duties of  truthfulness  and  candor  under  Delaware  law,  which  include  the requirement to disclose all material facts concerning the Proposed  Acquisition.

In  breach of these  fiduciary  duties,  the  Individual  Defendants,  aided and abetted by the remaining  defendants,  have provided the Company's  shareholders with the 14D-9 related to the Proposed  Acquisition  that  misstates or fails to disclose  information  material to those  shareholders'  decision  regarding the

Proposed Acquisition.

     28. Because the Individual Defendants, aided and abetted by the remaining defendants,  have breached their duties of loyalty, good faith, candor, care and independence in connection with the sale of Sybron,  and have failed to take all reasonable  steps to  maximize  shareholder  value,  the burden of  proving  the inherent or entire fairness of the Proposed  Acquisition,  including all aspects of its negotiation and structure, is placed upon defendants as a matter of law.

                            CLASS ACTION ALLEGATIONS

     29.  Plaintiffs  bring  this  action  individually  and as a  class  action pursuant  to  California  Rule of Civil  Procedure  Section 382 on behalf of all holders  of Sybron  stock,  who are and will be harmed  by  defendants'  actions described  herein (the "Class").  Excluded from the Class are defendants  herein and  any  person,  firm,  trust,  corporation  or  other  entity  related  to or affiliated with any defendant.

     30. This action is properly maintainable as a class action.

     31. The Class is so numerous that joinder of  all members is impracticable.

According  to Sybron's SEC  filings,  there were more than 40 million  shares of

Sybron common stock outstanding.

     32. There are  questions of law and fact  which are common to the Class and which  predominate  over questions  affecting any individual  Class member.  The common questions include, INTER ALIA, the following:

           (a) whether  the  Individual  Defendants, aided  and abetted  by  the remaining defendants, have breached their fiduciary duties of undivided loyalty,

independence or due care with respect to plaintiffs and the other members of the

Class in connection with the Proposed Acquisition;

     (b) whether the Individual  Defendants,  aided and abetted by the remaining defendants,  are  engaging  in  self-dealing  in  connection  with the  Proposed

Acquisition;

     (c) whether the Individual  Defendants,  aided and abetted by the remaining defendants,  are unjustly enriching  themselves and other insiders or affiliates of Sybron;

           (d) whether the  Individual  Defendants,  aided and  abetted  by  the remaining  defendants,  have  breached  any of their other  fiduciary  duties to plaintiffs  and the other members of the Class in  connection  with the Proposed

Acquisition,  including  the duties of good faith,  diligence,  honesty and fair dealing;

           (e) whether the  Individual Defendants,  aided  and  abetted  by  the remaining  defendants,  have in bad faith and for  improper  motives  impeded or erected barriers to discourage other offers for the Company or its assets and/or have otherwise failed to maximize shareholder value; and

     (f) whether  plaintiffs  and the other  members of the Class  would  suffer irreparable injury were the transactions complained of herein consummated.

     33. Plaintiffs' claims are  typical of the  claims of the other  members of the Class and plaintiffs do not have any interests adverse to the Class.

     34. Plaintiffs  are adequate  representatives of  the Class, have  retained competent  counsel  experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

     35. The prosecution of separate actions by individual members of the  Class would create a risk of  inconsistent  or varying  adjudications  with respect to individual members of the Class which would establish  incompatible standards of conduct for the party opposing the Class.

     36.  Plaintiffs  anticipate  that  there  will  be  no  difficulty  in  the management  of  this litigation.  A class action is superior  to other available methods for the fair and efficient adjudication of this controversy.

     37. Defendants have acted on grounds generally applicable to the Class with respect to the matters  complained of herein,  thereby  making  appropriate  the relief sought herein with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

     38. On April 12,  2006,  the  Company and  Danaher  jointly  issued a press release entitled "Danaher  Corporation  Announces $47 Per Share Recommended Cash

Tender Offer for Sybron Dental  Specialties,  Inc., and Increases  First Quarter

2006 Sales and Earnings Guidance." The release stated in part:

     Danaher Corporation and Sybron Dental Specialties Inc. jointly announced today that they have reached a definitive agreement pursuant to which Danaher is to make a cash tender offer to acquire all of the outstanding shares of Sybron Dental for $47.00 per share, for an aggregate price of approximately $2.0 billion, including transaction costs and net of cash acquired, to be followed by a second step cash-out merger at the offer price. In addition, Danaher expects to assume approximately $200 million of debt in connection with the acquisition.

          The Board of Directors of Sybron Dental has unanimously recommended that the shareholders of Sybron Dental accept the offer. The offer is subject to customary conditions, including tender of a majority of the outstanding shares into the offer, and the absence of a material adverse change with respect to Sybron Dental. Danaher anticipates completing the offer in the second quarter of 2006.

          Sybron Dental Specialties is a leading manufacturer of a broad range of consumables and small equipment for the dental professional, including the specialty markets of orthodontics, endodontics and implantology. Sybron Dental had annual revenues of approximately $650 million in the most recently completed fiscal year.

          Danaher's President and CEO, H. Lawrence Culp, Jr. said, "The combination of Danaher and Sybron Dental makes very strong strategic and financial sense. Sybron's consumables and small equipment offering are a logical extension of Danaher's existing dental equipment portfolio and will allow us to more broadly serve the dental community. We also believe there are excellent opportunities to strengthen Sybron Dental as well as accelerate its growth with the application of the Danaher Business System. We look forward to working with this talented organization."

          Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties, said, "We firmly believe the transaction with Danaher serves the best interests of our shareholders and will provide numerous benefits for our employees and customers.

     Danaher is committed to investing in our business, promoting further innovation in our product development efforts, and enhancing efficiencies in our operations. We believe our combined efforts will help Sybron extend the leadership position we have built in attractive markets throughout the world."

          Credit Suisse Securities (USA) LLC acted as financial advisor to Sybron Dental, and Hughes Hubbard & Reed LLP and Quarles & Brady LLP provided legal counsel to Sybron Dental.

     39. What the Individual  Defendants,  aided and abetted  by  the  remaining defendants,  failed to disclose,  until they filed their 14D-9 on April 19,2006,

is that the Proposed  Acquisition by Danaher was the lowest of three offers made for the Company in April 2006.

     40. The  Individual  Defendants,  aided  and  abetted   by  the   remaining

defendants,  also  failed to  disclose,  until they  filed the 14D-9,  that they modified the Company's existing poison pill to allow Danaher,  and only Danaher,

to make a tender offer to plaintiffs and the Company's other  shareholders.  The other  bidders for the  Company,  whose bids  exceeded  that of Danaher - or any other bidder who wishes to top  Danaher's bid - would trigger the poison pill if they now attempted to take their higher offers directly to the shareholders,  as

Danaher is doing, via a competing tender offer. Thus, the Individual Defendants,

aided and abetted by the remaining  defendants,  have  improperly  locked up the

Proposed Acquisition under Delaware law.

     41. And what the Individual Defendants, aided and abetted by  the remaining defendants, have failed to disclose altogether,  despite being required to do so under Delaware law, is any information at all concerning the analyses  performed by the Company's  financial  advisor,  Credit  Suisse,  in  connection  with the fairness  opinion it  presented  to the  Individual  Defendants,  including  any

information   regarding  the  basic  valuation   exercises  that  Credit  Suisse

undertook, the key assumptions that it used in performing them, and the range of values that were thereby generated.  The Individual Defendants' fiduciary duties

require  them  to  disclose  this  material   information  to  Sybron's   public

shareholders sufficiently in advance of the closing of Danaher's tender offer to ensure that the  shareholders  are able to make a fully informed  decision as to whether to tender their shares.

     42.  The  Individual  Defendants,   aided  and  abetted  by  the  remaining

defendants,  also have failed to disclose an apparent  agreement between Danaher and  Pickrell  for Pickrell  to  join  Danaher  and take  control  of the Sybron business  post-merger,  an agreement that was alluded to by Danaher in its first quarter 2006 earnings call on April 20, 2006.

     43. In  light of the  foregoing, the Individual  Defendants must, as  their fiduciary obligations require:

           (a) withdraw  their consent  to the sale  of Sybron  to Danaher,  and allow the shares to trade freely,  and offers to be made freely to the Company's owners - the shareholders - without impediments;

           (b) act  independently  so  that  the  interests  of Sybron's  public stockholders will be protected,  including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special

Committee;

           (c) adequately  ensure that no  conflicts  of  interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts  exist,  to ensure that all conflicts be resolved in the best interests of Sybron's public stockholders;

           (d) redeem or rescind the poison pill; and

           (e) disclose all material information to shareholders, including  the basic valuation exercises that Credit Suisse undertook, the key assumptions that it used in performing them, and the range of values that were thereby generated.

                                 CAUSE OF ACTION

                      CLAIM FOR BREACH OF FIDUCIARY DUTIES

     44. Plaintiffs repeat and realleges each allegation set forth herein.

     45. By the acts,  transactions and  courses of conduct  alleged herein, the

Individual  Defendants,  aided and  abetted by the  remaining  defendants,  have failed to exercise the care required, and have breached their duties of loyalty,

good faith, candor and independence owed to the shareholders of Sybron by, among other things:

           (a) placing their  own  interests ahead of  those of  Sybron's public shareholders;

           (b) failing to maximize shareholder value;

           (c) erecting improper barriers  to  higher  offers  through  improper lock-up devices; and

          (d) failing to disclose material information to Sybron's shareholders.

     46. Because the Individual Defendants dominate and control the business and corporate  affairs  of  Sybron,  and  are in  possession  of  private  corporate information  concerning  Sybron's assets,  business and future prospects,  there exists an imbalance and  disparity of knowledge and economic  power between them and the public  shareholders of Sybron which makes it inherently unfair for them to pursue  any  proposed  transaction  wherein  they will reap  disproportionate benefits.

     47. Unless enjoined  by  this Court,  the Individual Defendants, aided  and abetted by the remaining  defendants,  will  continue to breach their  fiduciary duties  owed to  plaintiffs  and the  Class,  and may  consummate  the  Proposed

Acquisition with improper lock-up devices in place and without the disclosure of all  material  information,  all to  the  irreparable  harm  of  the  Class,  as aforesaid.

     48. Plaintiffs and the members of the Class have no adequate remedy at law.

Only through the exercise of this Court's  equitable  powers can  plaintiffs and the Class be fully  protected  from the immediate and  irreparable  injury which defendants' actions threaten to inflict.

                                PRAYER FOR RELIEF

     WHEREFORE, plaintiffs demand preliminary and permanent injunctive relief in their favor and in favor of the Class and against defendants as follows:

     A. Declaring that this action is properly maintainable as a class action;

     B. Declaring  and  decreeing  that the  Proposed  Acquisition agreement was entered into in breach of the  fiduciary  duties of the  Individual  Defendants,

aided and abetted by the  remaining  defendants,  and is therefore  unlawful and unenforceable;

     C. Enjoining  defendants, their agents, counsel,  employees and all persons acting in concert with them from taking possession of any tendered shares and/or otherwise acting to consummate the

Proposed  Acquisition,  unless and until they  remove all  improper  barriers to higher offers,  including the poison pill, disclose all material  information to the  Company's  shareholders,  and adopt and implement a procedure or process to obtain the highest possible price for shareholders,  all sufficiently in advance of the close of Danaher's tender offer to  prevent any  harm to  plaintiffs  and

Sybron's other public shareholders;

     D. Directing  the Individual  Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Sybron's shareholders;

     E. Directing the  Individual  Defendants to disclose  to  shareholders  all material information in connection with the Proposed Acquisition;

     F. Rescinding or invalidating the poison pill;

     G. Rescinding, to the extent  already implemented, the Proposed Acquisition or any of the terms thereof;

     H. Imposing a constructive trust, in favor of plaintiffs, upon any benefits improperly received by defendants as a result of their wrongful conduct;

     I. Awarding  plaintiffs  the  costs  and   disbursements  of  this  action,

including reasonable attorneys' and experts' fees; and

     J. Granting such other and further equitable relief as this Court may deem just and proper.

DATED:  April 24,2006          LERACH COUGHLIN STOIA GELLER
                                 RUDMAN & ROBBINS LLP
                               DARREN J. ROBBINS
                               RANDALL J. BARON
                               A. RICK ATWOOD, JR.


                               /s/  A. RICK ATWOOD, JR.
                               --------------------------------
                               A. RICK ATWOOD, JR.

                               655 West Broadway, Suite 1900
                               San Diego, CA 92101
                               Telephone:  619/231-1058
                               619/231-7423 (fax)

                               SOLTAN & ASSOCIATES
                               VENUS SOLTAN
                               4220 Von Karman Avenue, 2nd Floor
                               Newport Beach, CA  92660
                               Telephone:  949/729-3100
                               949/729-1527 (fax)



                               VANOVERBEKE MICHAUD & TIMMONY, P.C.
                               MICHAEL J. VANOVERBEKE
                               THOMAS C. MICHAUD
                               MICHAEL E. MOCO
                               79 Alfred Street
                               Detroit, MI 48201
                               Telephone:  313/578-1200
                               313/578-1202 (fax)

                               Attorneys for Plaintiffs